Exhibit 99

CONTACT: REGIS CORPORATION:
Mark Fosland — SVP, Finance and Investor Relations
952-806-1707

For Immediate Release

REGIS REPORTS FOURTH QUARTER 2013 RESULTS

MINNEAPOLIS, August 27, 2013 — Regis Corporation (NYSE:  RGS), a leader in the haircare industry, whose primary business is owning, operating and franchising hair salons, today reported results for its fiscal fourth quarter ended June 30, 2013 versus the prior year as noted below.  As a reminder, references made to discrete items were formerly referred to as non-operational items in previous earnings releases, and references made to financial measures, as adjusted, were formerly referred to as operational measures in previous earnings releases.

•                  Sales of $502.3 million, a decrease of 5.0%. Same-store sales declined 3.1%.

•                  Same-store service sales declined 3.1%.

•                  GAAP net income of $0.7 million.  GAAP net income per diluted share, including discontinued operations (Diluted EPS) was $0.01.  GAAP loss from continuing operations of $15.3 million or $0.27 per diluted share compared to a loss of $1.14 last year.

•                  Diluted EPS, as adjusted, of $0.06 compared to $0.36 last year.

•                  Prior year adjusted earnings included $0.12 per share, representing equity in earnings of Provalliance (sold in the first quarter of fiscal 2013) and tax benefits primarily from the release of certain income tax reserves.

•                  Current quarter adjusted earnings were reduced by approximately $0.11 per share, including increased labor costs primarily due to negative leverage associated with same-store sales declines; increased cost of product mainly from clearance sales; higher connectivity costs associated with SuperSalon point-of-sale and wireless salon workstations; and increased depreciation from the write down of underperforming salon assets.  Partly offsetting these items were reduced utilities, maintenance and general and administrative expenses.

•                  Same-store sales declines of 3.1% reduced current year earnings by approximately $0.07 per share.

•                  EBITDA, as adjusted, of $37.0 million compared to $51.6 million last year.

•                  Current quarter was reduced by approximately $7.8 million, including increased labor costs primarily due to negative leverage associated with same-store sales declines; increased cost of product mainly from clearance sales; and higher connectivity costs associated with SuperSalon point-of-sale and wireless salon workstations.  Partly offsetting these items were reduced utilities, maintenance and general and administrative expense.

•                  Same-store sales declines of 3.1% accounted for the majority of the remaining decline.

•                  The current quarter includes net discrete after-tax expense of $2.8 million, primarily related to inventory reserves, a make-whole payment related to prepaying private placement debt, and certain restructuring costs, partly offset by a gain from the sale of our Hair Club operations.  The prior year quarter includes $86.2 million of net discrete after-tax expense.  See non-GAAP reconciliations.

•                  All periods presented reflect the reclassification of Hair Club to discontinued operations.  The Company completed the sale of this business on April 9, 2013 for approximately $165 million.  During the current quarter, Hair Club generated earnings of $0.28 per diluted share, mostly comprised of the gain from the sale.

Dan Hanrahan, President and Chief Executive Officer commented, “In the fourth quarter, we made significant investments behind our strategies, drawing from best in class operators.  Our major focus was on three initiatives.  We rolled out a new point-of-sale system to approximately 6,700 salons throughout North America.  This point-of-sale system will provide management with vastly improved measurement and transparency into our salons.  Second, we reorganized our field management organization. This management structure will enable localized mentoring and decision making, improve geographic proximity and increase local market efficiency.  Third, we standardized our retail plan-o-grams.  This improves salon appearance, reduces inventory management time and increases distribution efficiencies.  Each of these initiatives is transformational.  Executing all three of these initiatives in a single quarter highlights our sense of urgency in creating a stable operating structure that will allow Regis to generate improved financial results on a sustainable basis.  We cannot transform Regis into a strong operator  without making the changes we did in the fourth quarter.   These initiatives are focused on generating guest traffic, delivering an outstanding guest experience and cultivating a loyal guest following.  As I have said in the past, changing the strategic direction of any established business requires investment, execution and time.  While there has been disruption to our current business performance, I am proud of the progress our entire organization has made in laying the foundation for us to become a best in class operator.”

The Company provided the following updates on fourth quarter strategic investments and associated benefits cited by Mr. Hanrahan:

•                  Technology.  The Company successfully completed the initial rollout of the SuperSalon point-of-sale system and salon workstations in approximately 6,700 salons, which represents over 95% of our North American locations.  The next area of focus will be to ensure our stylists become fluent in the use of SuperSalon, through a combination of web based and hands on user training.  As we begin to optimize our use of this technology, we will benefit from improved analytics on guest retention, real time information on stylist productivity and salon performance and vastly improved Guest Relationship Management capabilities.  As expected, the magnitude and scope of this initiative created certain challenges in the quarter that have since been remediated.  The performance of SuperSalon improves each day as stylists become more familiar with the system.

•                  Organization.  The Company made significant progress in its field reorganization.  The reorganization reduces span of control, improves geographic alignment and enables more localized decision making.  This structure will closely align field management compensation with key financial and operating metrics.  In addition, this structure will provide long-term career paths for successful employees.   While span of control is reduced, individual field manager responsibility is concentrated geographically.  This reduces travel costs, travel time and allows management more time in individual salons. With assistance from outside staffing experts, we have filled over 93% of open positions at all levels throughout the field organization, sourced mainly from internal candidates.  We noted disruption in salon performance as we filled open positions and acclimated field leaders to their new roles.  Our field leaders are in the salons on a more frequent basis and are focused on delivering a great guest experience.

•                  Merchandising.  The Company simplified and standardized plan-o-grams in approximately 7,000 salons. These plan-o-grams improve salon appearance, optimize retail performance and enable efficiencies throughout our supply chain.  This initiative involved transitioning from over 1,300 to fewer than 50 plan-o-grams.  This resulted in the elimination of approximately 4,500 items.  The Company originally planned to complete the reset in the fourth quarter, but delayed completion to mid-August in order to dedicate necessary resources to the SuperSalon rollout and field reorganization.   A combination of clearance activity, delayed implementation and execution challenges during a period of significant change has negatively impacted our product same-store sales in July and August.  We are monitoring compliance with new plan-o-grams, and evaluating the impact these changes have on our longer-term retail performance and adjusting our assortment as necessary.

Recent Trends

Factoring out the impact of the Easter shift from April of last year to March of this year, same-store service sales declined 140 basis points from the third to the fourth quarter.  As of August 25, 2013, first quarter-to-date same-store service sales and product sales were down 3.4 % and 14.9%, respectively.  We have seen improvement in August same-store service sales which are down 2.4%, a 180 basis point improvement since July.  We expect these trends to further improve as our new field teams transition from reorganizing and hiring activities to focusing on their salons, and as we become more comfortable with and optimize our use of SuperSalon.  Our retail product unit volume was up approximately 11% in the fourth quarter and may have taken some guests temporarily out of the product market. The Company has taken a number of steps to reverse this trend, including providing an incentive for stylists to gain traction on our first quarter promotion and accelerating by two weeks the delivery of items within our new product assortment so that salon shelves could be reset sooner.  Since salon resets are finishing up, product sales trends have yet to show improvement.

Mr. Hanrahan concluded, “I am pleased with the operational changes we have implemented.  The impact these changes have had on our operating results are necessary to position Regis to generate sustainable revenue and profitability growth and I expect our business performance to improve over time.  I expected these transformational changes to disrupt our business.  However, I am not satisfied with our performance during the fourth and first quarters of fiscal 2013 and 2014.  We must drive better execution, get our business back on course and continue to execute on changes that will enable the organization to move forward along a strategic path that will result in longer-term revenue and profitability growth.”

Comparable Profitability Measures (1)

	Three Months Ended June 30,		Fiscal Years Ended June 30,
	2013	2012	2013	2012
	(Dollars in Millions)
Revenue	$502.3	$528.8	$2,018.7	$2,122.2

Revenue decline %	(5.0)	(4.6)	(4.9)	(2.7)

Same-Store Sales %	(3.1)	(3.5)	(2.4)	(3.5)
Same-Store Average Ticket % Change	0.6	1.0	0.6	(0.1)
Same-Store Guest Count % Change	(3.7)	(4.5)	(3.0)	(3.4)

Cost of Service and Product % (2)	60.3	55.9	58.6	55.8
Cost of Service and Product %, as adjusted (2)	57.7	55.9	57.9	55.8
Cost of Service % (2)	58.9	57.1	59.5	57.3
Cost of Product % (2)	65.8	51.1	55.0	50.4
Cost of Product %, as adjusted (2)	53.5	51.1	52.0	50.4

Site operating expense as % of total revenues, U.S. GAAP reported	9.5	9.4	10.1	9.8
Site operating expense as % of total revenues, as adjusted	9.5	9.3	10.2	9.7

General and administrative as % of total revenues, U.S. GAAP reported	11.6	11.5	11.2	11.8
General and administrative as % of total revenues, as adjusted	10.2	10.4	10.8	11.0

Operating (loss) income as % of total revenues, U.S. GAAP reported	(1.8)	(8.7)	0.6	(0.1)
Operating income as % of total revenues, as adjusted	2.3	5.4	1.7	4.6

EBITDA	33.6	(45.6)	148.5	14.7
EBITDA, as adjusted	37.0	51.6	125.4	191.4

1)    As of September 30, 2012, the Company classified the results of operations of the Hair Restoration Centers segment as discontinued operations. Beginning with the first quarter ended September 30, 2012, the Company reclassified certain salon marketing and advertising expenses that were previously within cost of service and general and administrative expense to site operating expense.  All periods presented reflect the Hair

Restoration Centers segment operations as discontinued operations and the reclassifications that were made during the quarter ended September 30, 2012.

2)             Excludes depreciation and amortization.

Fourth Quarter Results:

Revenues.  Revenues declined $26.6 million, or 5.0%, compared to the prior year quarter.

Service revenues were $390.0 million, a decrease of $21.8 million, or 5.3%, from the prior year quarter, mainly driven by declines in North American salon revenue.  Compared to the prior year quarter, same-store service sales declined 3.1%, comprised of a 3.4% decrease in guest counts and 0.3% increase in average ticket price.  Net changes in store counts drove the remaining 2.2% decrease compared to the prior year quarter.

Product revenues were $102.0 million, a decrease of $5.3 million, or 4.9%, versus the prior year quarter.  Product same-store sales declined 3.3%.

Royalties and fees of $10.2 million increased $0.5 million, or 5.2%, versus the prior year quarter.

Cost of Service and Product.  Cost of service and product as a percent of service and product revenues increased 440 basis points to 60.3% compared to the prior year quarter.  Excluding the impact of discrete items in the current period, cost of service and product, as adjusted, as a percent of service and product revenues increased 180 basis points to 57.7% compared to the prior year quarter.

Cost of service as a percent of service revenues was 58.9%, an increase of 180 basis points compared to the prior year quarter, primarily because stylist hours were flat, creating negative leverage with same-store service sales declines and health care costs increased due to increased enrollment and claims.  The current quarter improved 90 basis points compared to the previous quarter, attributed to improvements in optimizing salon schedules and seasonal declines in payroll taxes.

Cost of product as a percent of product revenues was impacted by our inventory simplification program, which standardizes retail plan-o-grams, reduces retail products and consolidates from four to one private label brand.  Historically, the Company has been able to recover its cost on discontinued retail inventory through in-store promotional discounts, and during the fourth quarter, the Company cleared approximately $8 million of product at cost.  However, given the change in the Company’s strategic direction to standardize plan-o-grams, the scope and size of this simplification program and the negative impact continued clearance sales would have on future product sales and margins, the Company immediately liquidated any remaining inventory into non Regis distribution channels within the parameters of existing supply agreements.  This resulted in a discrete, non-cash after-tax inventory charge of $7.7 million in the fourth quarter.  While negatively impacting cost of product as a percent of product revenues, clearance sales and liquidation of inventories generated higher cash returns than past practices of repackaging and returning products to distribution centers for restocking, disposal or return to vendors.

Cost of product as a percent of product revenues was 65.8%, an increase of 1,470 basis points compared to the prior year quarter.  Excluding the impact of the discrete inventory charge in the current period, cost of product, as adjusted, as a percent of product revenues was 53.5%, an increase of 240 basis points compared to the prior year quarter,  mainly driven by clearance sales.

Site Operating Expenses.  Site operating expenses of $48.0 million, or 9.5% of revenues, decreased by $2.0 million or 4.0% compared to the prior year quarter.   Excluding the impact of discrete items in the prior period, site operating expenses, as adjusted, decreased $1.2 million, or 2.4% compared to the prior year quarter.  The decrease was primarily driven by cost savings initiatives to lower utilities, repairs and maintenance expenses and the timing of marketing spending, which were partly offset by increased connectivity costs to support the Company’s new point—of-sale system and salon workstations.

General and Administrative.  General and administrative expenses of $58.3 million, or 11.6% of revenues, decreased $2.6 million, or 4.3%, compared to the prior year quarter.  Excluding the impact of discrete items in both periods, general and administrative expenses, as adjusted, decreased $3.5 million, or 6.4%, compared to the prior year quarter.  Much of this improvement was timing related reflecting reduced incentive compensation and lower levels of salary and travel expense due to vacancies in our new field organization.  While we have lapped significant cost reductions made in the prior year, we continue to focus on ways to simplify and drive further cost efficiencies.

Beginning in the first quarter of fiscal year 2014, the field reorganization will result in a change in expense classifications on our Statement of Operations.  Previously, field leaders did not work on the salon floor daily.  As reorganized, field leaders will spend most of their time on the salon floor leading, mentoring and serving guests.  Accordingly, it is appropriate to place those costs in the operation where they are managed by including their labor and travel costs in salon level expenses.  As a result, district and senior district leader labor costs will be reported within Cost of Service rather than General and Administrative expenses, and their travel costs will be reported within Site Operating expenses rather than General and Administrative expenses.  This expense classification will have no financial impact on the Company’s operating income (loss), reported net income (loss) or cash flow from operations.  The Company is in the process of recasting historical annual and quarterly financial statements as supplemental financial data to reflect these expense classifications, and we plan to post recasted financial statements on our website not later than September 15, 2013.

Rent.  Rent expense was $81.9 million, or 16.3% of revenues, representing an increase of 40 basis points over the prior year quarter, primarily the result of negative leverage due to decreases in same-store sales.  Rent expense declined by $2.3 million, or 2.7%, compared to the prior year quarter, due to salon closures.

Depreciation and Amortization.  Depreciation and amortization was $26.4 million, or 5.3% of revenues, compared to $22.3 million, or 4.2% of revenues in the prior quarter.  Excluding the impact of discrete items in the current quarter, depreciation and amortization increased 80 basis points versus the prior year quarter, primarily due to increased depreciation related to the Company’s new point-of-sale system and salon work stations and higher impairments of salon level fixed assets.

Income Taxes.  During the three months ended June 30, 2013, the Company recognized income tax expense, as adjusted, of approximately $1.1 million.

Equity in Affiliates.  Income from equity method investments and affiliated companies  increased $24.6 million compared to the prior year quarter.  Excluding the impact of discrete items in the prior year quarter, income from equity method investments and affiliated companies, as adjusted, decreased $3.9 million compared to the prior year quarter.  This decline is the result of the Company’s sale of its investment in Provalliance and reduced earnings at Empire Education Group, primarily due to impairment charges.

EBITDA.  EBITDA of $33.6 million increased by $79.2 million compared to the prior year quarter.  Excluding the impact of discrete items, EBITDA, as adjusted, of $37.0 million decreased by $14.6 million, or 28.3% compared to the prior year quarter.

Discrete Items.  Discrete items for the current quarter netted to $2.8 million of after-tax expense, comprised of the following after-tax items:

•                  Non-cash inventory charge of $7.7 million, related to the inventory simplification program.

•                  Make-whole payment of $6.7 million, related to the prepayment of private placement debt.

•      Restructuring costs of $3.5 million, primarily related to severance.

•                  Legal fees of $0.8 million.

•                  Accelerated depreciation of $0.7 million associated with a planned exit of a leased building at the Company’s headquarters.

•                  Earnings from discontinued operations of $15.9 million, primarily representing the gain on sale of Hair Club.

•                  Income tax benefit of $0.6 million related to a cumulative translation adjustment.

A complete reconciliation of reported earnings to adjusted earnings is included in this press release and is available on the Company’s website at www.regiscorp.com.

Regis Corporation will host a conference call and presentation via webcast discussing fourth quarter results today, August 27, 2013, at 10 a.m., Central time. Interested parties are invited to participate in the live webcast by logging on to www.regiscorp.com or participate by phone by dialing 877-941-6009.  A replay of the presentation will be available later that day. The replay phone number is 800-406-7325, access code 4635921#.

About Regis Corporation

Regis Corporation (NYSE:RGS) is a leader in beauty salons and cosmetology education. As of June 30, 2013, the Company owned, franchised or held ownership interests in 9,763 worldwide locations. Regis’ corporate and franchised locations operate under concepts such as Supercuts, SmartStyle, MasterCuts, Regis Salons, Sassoon Salon, Cost Cutters and Cool Cuts 4 Kids. Regis maintains ownership interests in Empire Education Group in the U.S. and the MY Style concepts in Japan.  For additional information about the Company, including a reconciliation of certain non-GAAP financial information and certain supplemental financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com. To join Regis Corporation’s email alert list, click on this link: http://www.b2i.us/irpass.asp?BzID=913&to=ea&Nav=1&S=0&L=1

This press release may contain “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “believe,” “project,” “forecast,” “expect,” “estimate,” “anticipate,” and “plan.” In addition, the following factors could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include the impact of significant initiatives and changes in our management and organizational structure; negative same-store sales; the success of our stylists and our ability to attract and retain talented stylists; the effect of changes to healthcare laws; changes in regulatory and statutory laws; the Company’s reliance on management information systems; competition within the personal hair care industry, which remains strong, both domestically and internationally; changes in economic conditions; the continued ability of the Company to implement cost reduction initiatives; certain of the terms and provisions of the outstanding convertible notes; failure to optimize our brand portfolio; the ability of the Company to maintain satisfactory relationships with certain companies and suppliers; financial performance of our joint ventures; changes in interest rates and foreign currency exchange rates; changes in consumer tastes and fashion trends; our ability to protect the security of personal information about our guests; or other factors not listed above. Additional information concerning potential factors that could affect future financial results is set forth in the Company’s Annual Report on Form 10-K for the year ended June 30, 2013. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.

REGIS CORPORATION (NYSE: RGS)
CONSOLIDATED BALANCE SHEET (Unaudited)
(Dollars in thousands, except per share data)

	June 30,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$200,488	$111,943
Receivables, net	33,062	28,954
Inventories	139,607	142,276
Deferred income taxes	24,145	14,503
Income tax receivable	33,346	14,098
Other current assets	57,898	55,903
Current assets held for sale	—	17,000
Total current assets	488,546	384,677

Property and equipment, net	313,460	305,799
Goodwill	460,885	462,279
Other intangibles, net	21,496	23,395
Investment in and loans to affiliates	43,319	160,987
Other assets	62,786	59,488
Long-term assets held for sale	—	175,221

Total assets	$1,390,492	$1,571,846

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Long-term debt, current portion	$173,515	$28,937
Accounts payable	66,071	47,890
Accrued expenses	137,226	157,026
Current liabilities related to assets held for sale	—	18,120
Total current liabilities	376,812	251,973

Long-term debt and capital lease obligations	1,255	258,737
Other noncurrent liabilities	155,011	143,972
Long-term liabilities related to assets held for sale	—	28,007
Total liabilities	533,078	682,689

Shareholders’ equity:
Common stock, $0.05 par value; issued and outstanding 56,630,926 and 57,415,241 common shares at June 30, 2013 and 2012, respectively	2,832	2,871
Additional paid-in capital	334,266	346,943
Accumulated other comprehensive income	20,556	55,114
Retained earnings	499,760	484,229

Total shareholders’ equity	857,414	889,157

Total liabilities and shareholders’ equity	$1,390,492	$1,571,846

-more-

REGIS CORPORATION (NYSE: RGS)

CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

 (Dollars and shares in thousands, except per share data amounts)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2013	2012	2013	2012
Revenues:
Service	$390,039	$411,876	$1,563,890	$1,643,891
Product	101,965	107,222	415,707	440,048
Royalties and fees	10,247	9,744	39,116	38,288
	502,251	528,842	2,018,713	2,122,227
Operating expenses:
Cost of service	229,573	235,201	930,687	941,671
Cost of product	67,105	54,741	228,577	221,635
Site operating expenses	47,956	49,971	203,912	207,031
General and administrative	58,273	60,866	226,740	249,634
Rent	81,901	84,174	324,716	331,769
Depreciation and amortization	26,421	22,262	91,755	104,970
Goodwill impairment	—	67,684	—	67,684
Total operating expenses	511,229	574,899	2,006,387	2,124,394

Operating (loss) income	(8,978)	(46,057)	12,326	(2,167)

Other income (expense):
Interest expense	(17,760)	(6,892)	(37,594)	(28,245)
Interest income and other, net	215	1,008	35,366	5,098

(Loss) income from continuing operations before income taxes and equity in income (loss) of affiliated companies	(26,523)	(51,941)	10,098	(25,314)

Income taxes	11,245	11,128	10,024	4,430
Equity in income (loss) of affiliated companies, net of income taxes	20	(24,574)	(15,956)	(30,859)

(Loss) income from continuing operations	(15,258)	(65,387)	4,166	(51,743)

Income (loss) from discontinued operations, net of taxes	15,933	1,753	25,028	(62,350)

Net income (loss)	$675	$(63,634)	$29,194	$(114,093)

Net income (loss) per share:
Basic:
(Loss) income from continuing operations	(0.27)	(1.14)	0.07	(0.91)
Income (loss) from discontinued operations	0.28	0.03	0.44	(1.09)
Net income (loss) per share, basic	$0.01	$(1.11)	$0.51	$(2.00)
Diluted:
(Loss) income from continuing operations	(0.27)	(1.14)	0.07	(0.91)
Income (loss) from discontinued operations	0.28	0.03	0.44	(1.09)
Net income (loss) per share, diluted	$0.01	$(1.11)	$0.51	$(2.00)

Weighted average common and common equivalent shares outstanding:
Basic	56,360	57,229	56,704	57,137
Diluted	56,360	57,229	56,846	57,137

Cash dividends declared per common share	$0.06	$0.06	$0.24	$0.24

REGIS CORPORATION (NYSE: RGS)

CONSOLIDATED STATEMENT OF COMPREHENSIVE (LOSS) INCOME (Unaudited)

(Dollars in thousands)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2013	2012	2013	2012
Net income (loss):	$675	$(63,634)	$29,194	$(114,093)
Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustments:
Foreign currency translation adjustments during the period	(1,950)	(8,579)	(1,349)	(24,254)
Reclassification adjustments for gains included in net income (loss)	—	—	(33,842)	—
Net current period foreign currency translation adjustments	(1,950)	(8,579)	(35,191)	(24,254)
Recognition of deferred compensation and other	656	1,029	656	1,029
Change in fair market value of financial instruments designated as cash flow hedges	—	52	(23)	393
Other comprehensive loss:	(1,294)	(7,498)	(34,558)	(22,832)
Comprehensive loss:	$(619)	$(71,132)	$(5,364)	$(136,925)

REGIS CORPORATION (NYSE: RGS)

CONSOLIDATED STATEMENT OF CASH FLOW (Unaudited)

(Dollars in thousands)

	Twelve Months Ended June 30,
	2013	2012
Cash flows from operating activities:
Net income (loss)	$29,194	$(114,093)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	84,018	111,435
Equity in loss of affiliated companies	15,328	30,043
Dividends received from affiliated companies	1,095	4,047
Deferred income taxes	10,322	(14,171)
Accumulated other comprehensive income reclassification adjustments	(33,842)	—
Gain resulting from sale of discontinued operations	(17,827)	—
Loss on write down of inventories	12,557	—
Goodwill impairment	—	146,110
Salon asset impairments	8,224	6,636
Note receivable bad debt recovery	(333)	(805)
Stock-based compensation	5,881	7,597
Amortization of debt discount and financing costs	7,346	6,696
Other noncash items affecting earnings	394	31
Changes in operating assets and liabilities(1):
Receivables	(4,332)	(4,502)
Inventories	(10,745)	2,644
Income tax receivable	(23,421)	2,809
Other current assets	(8,064)	(5,272)
Other assets	239	(841)
Accounts payable	19,086	(4,856)
Accrued expenses	(26,431)	(8,657)
Other noncurrent liabilities	459	(11,151)
Net cash provided by operating activities	69,148	153,700

Cash flows from investing activities:
Capital expenditures	(105,857)	(85,769)
Proceeds from sale of assets	163,916	502
Asset acquisitions, net of cash acquired	—	(2,587)
Proceeds from loans and investments	131,581	11,995
Disbursements for loans and investments	—	(15,000)
Change in restricted cash	(24,500)	—
Net cash provided by (used in) investing activities	165,140	(90,859)

Cash flows from financing activities:
Borrowings on revolving credit facilities	5,200	471,500
Payments on revolving credit facilities	(5,200)	(471,500)
Repayments of long-term debt and capital lease obligations	(118,223)	(29,693)
Repurchase of common stock	(14,868)	—
Dividends paid	(13,708)	(13,855)
Net cash used in financing activities	(146,799)	(43,548)

Effect of exchange rate changes on cash and cash equivalents	1,056	(3,613)

Increase in cash and cash equivalents	88,545	15,680

Cash and cash equivalents:
Beginning of period	111,943	96,263
End of period	$200,488	$111,943

(1)                                 Changes in operating assets and liabilities exclude assets acquired and liabilities assumed through acquisitions.

SAME-STORE SALES (1):

	For the Three Months Ended
	June 30, 2013			June 30, 2012
	Service	Product	Total	Service	Product	Total
SmartStyle	0.6%	(4.4)%	(1.1)%	(6.3)%	(1.2)%	(4.6)%
Supercuts	(4.9)	(4.0)	(4.8)	0.5	0.4	0.5
MasterCuts	(7.5)	(5.6)	(7.1)	(4.9)	2.9	(3.5)
Regis Salons	(3.0)	(2.4)	(2.9)	(6.4)	1.3	(5.1)
Promenade	(4.3)	4.0	(3.5)	(2.6)	(3.0)	(2.7)
North America Same-Store Sales	(3.3)%	(2.8)%	(3.2)%	(4.0)%	(0.5)%	(3.3)%

International Same-Store Sales	1.1%	(8.4)%	(1.7)%	(5.2)%	(10.0)%	(6.6)%

Consolidated Same-Store Sales	(3.1)%	(3.3)%	(3.1)%	(4.0)%	(1.4)%	(3.5)%

	For the Twelve Months Ended
	June 30, 2013			June 30, 2012
	Service	Product	Total	Service	Product	Total
SmartStyle	(0.1)%	(3.1)%	(1.1)%	(5.0)%	(3.1)%	(4.3)%
Supercuts	(0.5)	(2.4)	(0.7)	(0.2)	(1.2)	(0.3)
MasterCuts	(4.8)	(6.0)	(5.1)	(4.6)	2.3	(3.3)
Regis Salons	(3.1)	(3.0)	(3.1)	(5.4)	1.8	(4.2)
Promenade	(2.9)	(2.4)	(2.8)	(2.7)	(3.2)	(2.7)
North America Same-Store Sales	(2.0)%	(3.2)%	(2.3)%	(3.6)%	(1.5)%	(3.2)%

International Same-Store Sales	(1.0)%	(11.4)%	(4.3)%	(6.7)%	(13.5)%	(9.1)%

Consolidated Same-Store Sales	(2.0)%	(3.9)%	(2.4)%	(3.7)%	(2.7)%	(3.5)%

(1)  Same-store sales are calculated on a daily basis as the total change in sales for company-owned locations which were open on a specific day of the week during the current period and the corresponding prior period. Quarterly same-store sales are the sum of the same-store sales computed on a daily basis. Locations relocated within a one mile radius are included in same-store sales as they are considered to have been open in the prior period. International same-store sales are calculated in local currencies to remove foreign currency fluctuations from the calculation.

REGIS CORPORATION (NYSE: RGS)

System-wide location counts

	June 30, 2013	June 30, 2012
COMPANY-OWNED SALONS:

SmartStyle/Cost Cutters in Walmart Stores	2,490	2,441
Supercuts	1,210	1,228
MasterCuts	532	569
Regis salons	862	953
Promenade	1,990	2,133
Total North American Salons	7,084	7,324
Total International Salons (1)	351	398
Total, Company-owned salons	7,435	7,722

FRANCHISE SALONS:

SmartStyle/Cost Cutters in Walmart Stores	123	122
Supercuts	1,116	1,040
Promenade	843	854
Total North American Salons	2,082	2,016
Total International Salons (1)	—	—
Total, Franchise salons	2,082	2,016

HAIR RESTORATION CENTERS (2):

Company-owned hair restoration centers	—	69
Franchise hair restoration centers	—	29

OWNERSHIP INTEREST LOCATIONS:

Equity ownership interest locations (3)	246	2,811

Grand Total, System-wide	9,763	12,647

(1) Canadian and Puerto Rican salons are included in the North American salon totals.

(2) On April 9, 2013 the Company sold its 71 company-owned hair restoration centers and 29 franchise hair restoration centers. The Hair Restoration Centers results of operations are reported as discontinued operations for all periods presented.

(3) On September 27, 2012, the Company sold its equity interest in Provalliance.

Non-GAAP Reconciliations

We believe our presentation of non-GAAP operating income, net income, net income per diluted share, and other non-GAAP financial measures provides meaningful insight into our ongoing operating performance and an alternative perspective of our results of operations. Presentation of the non-GAAP measures allows investors to review our core ongoing operating performance from the same perspective as management and the Board of Directors. These non-GAAP financial measures provide investors an enhanced understanding of our operations, facilitate investors’ analyses and comparisons of our current and past results of operations and provide insight into the prospects of our future performance.  We also believe that the non-GAAP measures are useful to investors because they provide supplemental information that research analysts frequently use to analyze financial performance.

The method we use to produce non-GAAP results is not in accordance with U.S. GAAP and may differ from methods used by other companies.  These non-GAAP results should not be regarded as a substitute for the corresponding U.S. GAAP measures but instead should be utilized as a supplemental measure of operating performance in evaluating our business.  Non-GAAP measures do have limitations in that they do not reflect certain items that may have a material impact upon our reported financial results. As such, these non-GAAP measures should be viewed in conjunction with both our financial statements prepared in accordance with U.S. GAAP and the reconciliation of the selected U.S. GAAP to non-GAAP financial measures, which are located in the Investor Information section of the corporate website at www.regiscorp.com.

Non-GAAP reconciling items for the three and twelve months ended June 30, 2013 and 2012:

The following information is provided to give qualitative and quantitative information related to items impacting comparability.  Items impacting comparability are not defined terms within U.S. GAAP.  Therefore, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies.  We determine which items to consider as “items impacting comparability” based on how management views our business, makes financial, operating and planning decisions and evaluates the Company’s ongoing performance. The following items have been excluded from our non-GAAP results:

•                  Inventory reserves attributed to our inventory simplification program.

•                  Self-insurance reserves adjustments associated with our prior year reserves.

•                  Expenses associated with senior management and field restructuring charges.

•                  Bad debt expense and recovery associated with the outstanding note receivable with Pure Beauty.

•                  Advisory fees and other costs associated with the fiscal year 2011 contested proxy.

•                  Accelerated depreciation we recorded related to our corporate office consolidation and point-of-sale system.

•                  Expense and income associated with legal cases and settlements.

•                  Expense associated with make-whole payments and other fees associated with the prepayment of debt.

•                  Recognition in earnings of amounts previously classified within accumulated other comprehensive income (AOCI) that were associated with the liquidation of foreign entities denominated in the Euro.  The Company completed the sale of its investment in Provalliance during the three months ended September 30, 2012 and subsequently liquidated all foreign entities with Euro denominated operations.

•                  Impairment recorded on our investment in Empire Education Group and intangible asset impairment recorded by Empire Education Group.

•                  Other than temporary impairment recorded on our investment in Provalliance, partially offset by a gain recorded for the reduction in the fair value of the equity put option associated with our investment in Provalliance, and discrete charges recorded by Provalliance.

•                  Operations of our Hair Restoration Centers and professional fees associated with the disposition of our Hair Restoration Centers on April 9, 2013.

•                  Goodwill impairment charges related to our Regis salon concept.

•                  Tax benefits associated with prior year Work Opportunity Tax Credits, a cumulative translation adjustment and the release of income tax reserves related to our previous ownership in Trade Secret, Inc.

The non-GAAP tax provision adjustments related to the amounts excluded from our non-GAAP results are due to the change in non-GAAP taxable income as compared to U.S. GAAP taxable income or loss, resulting from the non-GAAP reconciling items addressed herein.  The non-GAAP tax provision adjustments are made to reflect the year-to-date non-GAAP tax rate for each period. The non-GAAP weighted average shares adjustments are due to the change in non-GAAP net income as compared to the U.S. GAAP net income or loss, resulting from the non-GAAP reconciling items addressed herein. Non-GAAP net income per share reflects the weighted average shares associated with non-GAAP net income, which may include the dilutive effect of common stock and convertible share equivalents.

REGIS CORPORATION
 Reconciliation of selected U.S. GAAP to non-GAAP financial measures
 (Dollars in thousands, except per share data)

(unaudited)

Reconciliation of U.S. GAAP operating (loss) income and net income (loss) to equivalent non-GAAP measures

		Three Months Ended June 30,		Twelve Months Ended June 30,
	U.S. GAAP financial line item	2013	2012	2013	2012
U.S. GAAP revenue		$502,251	$528,842	$2,018,713	$2,122,227

U.S. GAAP operating (loss) income		$(8,978)	$(46,057)	$12,326	$(2,167)

Non-GAAP operating expense adjustments:
Inventory reserve	Cost of product	12,557	—	12,557	—
Self-insurance reserves adjustments	Site operating expense	—	840	(1,127)	840
Restructuring costs	General and administrative	5,556	6,481	7,407	14,425
Legal fees	General and administrative	1,244	—	1,244	—
Costs associated with contested proxy	General and administrative	—	188	—	2,413
Self-insurance reserves adjustments	General and administrative	—	22	5	22
Pure Beauty note receivable recovery	General and administrative	—	(805)	(333)	(805)
Corporate office consolidation accelerated depreciation	Depreciation and amortization	1,119	—	1,865	—
Point-of-sale accelerated depreciation	Depreciation and amortization	—	—	—	16,149
Goodwill impairment	Goodwill impairment	—	67,684	—	67,684
Total non-GAAP operating expense adjustments		20,476	74,410	21,618	100,728
Non-GAAP operating income (1)		$11,498	$28,353	$33,944	$98,561

U.S. GAAP net income (loss)		$675	$(63,634)	$29,194	$(114,093)

Non-GAAP net income adjustments:
Non-GAAP operating expense adjustments		20,476	74,410	21,618	100,728
Make-whole and other fees associated with debt prepayment	Interest expense	10,607	—	10,607
Legal settlement	Interest income and other, net	—	—	—	(1,098)
AOCI adjustments	Interest income and other, net	—	—	(33,842)	—
Tax provision adjustments (2)	Income taxes	(12,375)	(14,986)	(12,335)	(24,259)
Empire Education Group impairment	Equity in income (loss) of affiliated companies, net of tax	—	28,157	17,899	28,157
Provalliance impairment, equity put liability adjustment and discrete charges recorded by Provalliance	Equity in income (loss) of affiliated companies, net of tax	—	338	2,048	17,927
Hair Restoration Center discontinued operations	Income (loss) from discontinued operations, net of taxes	(15,933)	(1,753)	(25,028)	63,449
Release of income tax reserve related to discontinued operations	Income (loss) from discontinued operations, net of taxes	—	—	—	(1,099)
Total non-GAAP net income adjustments		2,775	86,166	(19,033)	183,805
Non-GAAP net income		$3,450	$22,532	$10,161	$69,712

Notes:

(1)

Adjusted operating margins for the three and twelve months ended June 30, 2013, were 2.3% and 1.7%, respectively, and are calculated as non-GAAP operating income divided by U.S. GAAP revenue for each respective period. Adjusted operating margins for the three and twelve months ended June 30, 2012, were 5.4% and 4.6%, respectively, and are calculated as non-GAAP operating income divided by U.S. GAAP revenue for each respective period.

(2)

Based on a projected statutory effective tax rate analysis, the non-GAAP tax provision was calculated to be approximately 38% for the three and twelve months ended June 30, 2013 for all non-GAAP operating expense adjustments, except the AOCI adjustments during the twelve months ended June 30, 2013. The AOCI adjustments are primarily non-taxable. For the three months ended June 30, 2013, the tax provision adjustment includes a $0.6 million benefit related to the AOCI adjustments recognized during the first quarter of fiscal year 2013. For the twelve months ended June 30, 2013, the tax provision adjustment also includes the exclusion of a $1.2 million benefit for prior year Work Opportunity Tax Credits. Based on a year-to-date tax rate analysis, the non-GAAP tax provision was calculated to be approximately 37% for the three and twelve months ended June 30, 2012 for all non-GAAP operating expense adjustments, except the goodwill impairment. The goodwill impairment had a tax benefit of approximately $12.5 million for the three and twelve months ended June 30, 2012, as the charge is only partially deductible for income tax purposes.

REGIS CORPORATION
 Reconciliation of selected U.S. GAAP to non-GAAP financial measures
 (Dollars and shares in thousands, except per share data)

(unaudited)

Reconciliation of U.S. GAAP net income (loss) per diluted share to non-GAAP net income per diluted share

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2013	2012 (2)	2013	2012 (2)
U.S. GAAP net income (loss) per diluted share	$0.012	$(1.112)	$0.514	$(1.997)
Inventory reserve (1)	0.136	—	0.136	—
Self-insurance reserves adjustments (1)	—	0.008	(0.012)	0.008
Restructuring costs (1)	0.061	0.060	0.081	0.133
Legal fees (settlements) (1)	0.014	—	0.014	(0.010)
Costs associated with contested proxy (1)	—	0.002	—	0.022
Pure Beauty note receivable recovery (1)	—	(0.007)	(0.004)	(0.007)
Corporate office consolidation accelerated depreciation (1)	0.012	—	0.020	—
Point-of-sale accelerated depreciation (1)	—	—	—	0.149
Goodwill impairment (1)	—	0.805	—	0.805
Make-whole and other fees associated with debt prepayment (1)	0.118	—	0.118	—
AOCI adjustments (1)	(0.011)	—	(0.577)	—
Work Opportunity Tax Credits	—	—	(0.021)	—
Empire Education Group impairment (1)	—	0.411	0.315	0.411
Provalliance impairment, equity put liability adjustment, and discrete charges recorded by Provalliance (1)	—	0.005	0.036	0.262
Hair Restoration Center discontinued operations	(0.282)	(0.026)	(0.440)	0.926
Release of income tax reserve related to discontinued operations	—	—	—	(0.016)
Dilutive effect under if-converted method (2) (3)	—	0.213	—	0.453
Non-GAAP net income per diluted share (2) (3) (4)	$0.061	$0.359	$0.179	$1.139

U.S. GAAP Weighted average shares - basic	56,360	57,229	56,704	57,137
U.S. GAAP Weighted average shares - diluted	56,360	57,229	56,846	57,137
Non-GAAP Weighted average shares - diluted (2)	56,505	68,562	56,846	68,528

Notes:

(1)     Based on a projected statutory effective tax rate analysis, the non-GAAP tax provision was calculated to be approximately 38% for the three and twelve months ended June 30, 2013 for all non-GAAP operating expense adjustments, except the AOCI adjustments during the twelve months ended June 30, 2013.  The AOCI adjustments are primarily non-taxable. Based on a year-to-date tax rate analysis, the non-GAAP tax provision was calculated to be approximately 37% for the three and twelve months ended June 30, 2012 for all non-GAAP operating expense adjustments, except the goodwill impairment. The goodwill impairment had a tax benefit of approximately $12.5 million for the three and twelve months ended June 30, 2012, as the charge is only partially deductible for income tax purposes.

(2)         Non-GAAP net income per share reflects the weighted average shares associated with non-GAAP net income, which includes the dilutive effect of common stock and convertible share equivalents. The earnings per share impact of the adjustments for the three months ended June 30, 2012 included additional shares for common stock equivalents of 0.1 million and 11.2  million of convertible shares under the if-converted method. The earnings per share impact of the adjustments for the twelve months ended June 30, 2012 included additional shares for common stock equivalents of 0.2 million and convertible share equivalents of 11.2 million of additional shares under the if-converted method. The impact of the adjustments described above result in the effect of the common stock equivalents and convertible share equivalents to be dilutive to the non-GAAP net income per share.

(3)         For the three and twelve months ended June 30, 2012 non-GAAP net income per diluted share, has been calculated under the if-converted method. For the three and twelve months ended June 30, 2012, $2.1 and $8.3 million of after tax interest on the convertible debt is added to the non-GAAP net income to determine the non-GAAP net income per diluted earnings per share.

(4)         Total is a recalculation; line items calculated individually may not sum to total due to rounding.

Summary of Pre-Tax, Income Taxes, and Net Income Impact for Q4 FY13 Discrete Items

	Pre-Tax	Income Taxes	Net Income

Inventory reserve	$12,557	$(4,853)	$7,704
Restructuring costs	5,556	(2,083)	3,473
Legal fees	1,244	(466)	778
Corporate office consolidation accelerated depreciation	1,119	(420)	699
Make-whole and other fees associated with debt prepayment	10,607	(3,925)	6,682
AOCI adjustments	—	(628)	(628)
Hair Restoration Center discontinued operations	(14,538)	(1,395)	(15,933)
Total	$16,545	$(13,770)	$2,775

REGIS CORPORATION
Reconciliation of reported U.S. GAAP net income (loss) to Adjusted EBITDA, a non-GAAP financial measure

(Dollars in thousands)

(unaudited)

Adjusted EBITDA

EBITDA represents U.S. GAAP net income (loss) for the respective period excluding interest expense, income taxes and depreciation and amortization expense. The Company defines adjusted EBITDA, as EBITDA excluding equity in income (loss) of affiliated companies, and identified items impacting comparability for each respective period. For the three and twelve months ended June 30, 2013 and 2012, the items impacting comparability consisted of the items identified in the non-GAAP reconciling items for the respective periods. The impact of the income tax provision adjustments associated with the above items, the make-whole payments related to the prepayment of debt and the accelerated depreciation related to Corporate office consolidation and our point-of-sale system are already included in the U.S. GAAP reported net income (loss) to EBITDA reconciliation, therefore there is no adjustment needed for the reconciliation from EBITDA to operational EBITDA. The impact of the impairment EEG and the net Provalliance impairment and gain for the settlement of a portion of the Provalliance equity put is already included by excluding the impact of the Company’s equity in income (loss) of affiliated companies, net of taxes, as reported.

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2013	2012	2013	2012
Consolidated reported net income (loss), as reported (U.S. GAAP)	$675	$(63,634)	$29,194	$(114,093)
Interest expense, as reported	17,760	6,892	37,594	28,245
Income taxes, as reported	(11,245)	(11,128)	(10,024)	(4,430)
Depreciation and amortization, as reported	26,421	22,262	91,755	104,970
EBITDA (as defined above)	$33,611	$(45,608)	$148,519	$14,692

Equity in (income) loss of affiliated companies, net of income taxes, as reported	(20)	24,575	15,956	30,859
Inventory reserve	12,557	—	12,557	—
Self-insurance reserves adjustments	—	862	(1,122)	862
Restructuring costs	5,556	6,481	7,407	14,425
Legal fees (settlements)	1,244	—	1,244	(1,098)
Costs associated with contested proxy	—	188	—	2,413
Pure Beauty note receivable recovery	—	(805)	(333)	(805)
Goodwill impairment	—	67,684	—	67,684
AOCI adjustments	—	—	(33,842)	—
(Income) loss from discontinued operations, net of taxes, as reported	(15,933)	(1,753)	(25,028)	62,350
Adjusted EBITDA, non-GAAP financial measure	$37,015	$51,624	$125,358	$191,382

REGIS CORPORATION

Reconciliation of reported U.S. GAAP revenue change to same-store sales

(unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2013	2012	2013	2012
Revenue decline, as reported (U.S. GAAP)	(5.0)%	(4.6)%	(4.9)%	(2.7)%
Effect of acquisitions	—	(0.2)	—	(0.7)
Effect of new stores and conversions	(1.1)	(1.6)	(1.3)	(1.3)
Effect of closed salons	3.4	2.9	3.3	2.3
Other	(0.4)	—	0.5	(1.1)
Same-store sales, non-GAAP	(3.1)%	(3.5)%	(2.4)%	(3.5)%

- end -